Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of September 19, 2008

among

ARROW SPEED ACQUISITION CORP.

ARROW SPEED WAREHOUSE, INC.

STREETSIDE AUTO, LLC

BCGG REAL ESTATE COMPANY LLP

and

SOLELY FOR PURPOSES OF SECTION 3.3,

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		30
5.1	Organization	30
5.2	Authority	30
5.3	Consents	30
5.4	Brokers	30
5.5	No Conflicts or Violations	30
5.6	Disclosure	30

ARTICLE VI COVENANTS OF SELLERS; OTHER AGREEMENTS		31
6.1	Consents and Approvals	31
6.2	Access to Information and Facilities; Interim Financials	31
6.3	Conduct of the Business Pending the Closing	32
6.4	Notification of Certain Matters	34
6.5	Commercially Reasonable Efforts; Further Assurances	34
6.6	Bankruptcy Actions	35
6.7	Assignment of Contracts	36
6.8	Cure of Defaults	36
6.9	Subject to Entry of Sale Order	36
6.10	Exclusivity; No Solicitation of Transactions	36
6.11	Taxes	37

ARTICLE VII COVENANTS OF PURCHASER		37
7.1	Assumed Obligations	37
7.2	Further Assurances	37

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		38
8.1	Warranties True as of Both Present Date and Closing Date; Covenants	38
8.2	Bankruptcy Condition	38
8.3	Material Adverse Change	39
8.4	Cure Costs	39
8.5	Financial Statements	39
8.6	Litigation	39
8.7	DIP Financing	39
8.8	Key Customers	39
8.9	Pay-off Letters	40
8.10	Closing Deliveries	40

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS		40
9.1	Warranties True as of Both Present Date and Closing Date	40
9.2	Bankruptcy Court Approval	40
9.3	Litigation	40
9.4	Closing Deliveries	40

ARTICLE X CLOSING		41
10.1	Closing	41
10.2	Deliveries by Sellers	41
10.3	Deliveries by Purchaser	42

ARTICLE XI TERMINATION; TERMINATION PAYMENT		42
11.1	Termination	42
11.2	Payment of Amounts Owed to Purchaser	43
11.3	Effect of Termination or Breach	43

ARTICLE XII ADDITIONAL POST-CLOSING COVENANTS		44
12.1	Employees	44
12.2	WARN Act	44
12.3	Joint Post-Closing Covenant of Purchaser and Sellers	45
12.4	Receipt of Excluded Assets	45
12.5	Certain Consents	45
12.6	Name Changes	45
12.7	Tax Matters	46

ARTICLE XIII MISCELLANEOUS		46
13.1	Expenses	46
13.2	Amendment	46
13.3	Notices	46
13.4	Waivers	47
13.5	Counterparts and Execution	48
13.6	Headings	48
13.7	SUBMISSION TO JURISDICTION	48
13.8	Governing Law	48
13.9	Binding Nature; Assignment	48
13.10	No Third Party Beneficiaries	49
13.11	Construction	49
13.12	Public Announcements	49
13.13	Entire Understanding	49
13.14	Closing Actions	49
13.15	Conflict between Transaction Documents	49
13.16	Confidentiality Agreement	49
13.17	Survival	50

EXHIBITS

Exhibit A	-	Form of Bidding Procedures Order
Exhibit B	-	Form of Sale Order
Exhibit C	-	Form of Bill of Sale
Exhibit D	-	Form of Assignment and Assumption of Lease
Exhibit E	-	Transition Services Agreement
Exhibit F	-	Non Competition Agreement

SCHEDULES

Schedule 2.1(a)(v)	-	Assumed Executory Contracts
Schedule 2.3(j)	-	Excluded Assets relating to Certain Prepaid Assets
Schedule 2.3(n)	-	Excluded Assets relating to Proceedings
Schedule 4.2	-	Organization, Standing and Power
Schedule 4.3	-	No Conflicts or Violations
Schedule 4.4	-	Financial Statements and Related Matters
Schedule 4.5(b)	-	Title to Assets; Assets Necessary to Business
Schedule 4.6(a)	-	Employee Benefit Plans
Schedule 4.6(b)	-	Employee Benefit Plans
Schedule 4.7	-	Labor Matters
Schedule 4.8	-	Litigation, Orders
Schedule 4.10	-	Real Property Assets
Schedule 4.11(c)	-	Taxes
Schedule 4.13	-	Cure Amounts
Schedule 4.14	-	Environmental Matters
Schedule 4.15	-	Inventory
Schedule 4.16	-	Absence of Undisclosed Liabilities
Schedule 4.17	-	Affiliated Transactions
Schedule 4.18	-	Intellectual Property
Schedule 4.19	-	Insurance
Schedule 4.20(a)		Contracts
Schedule 4.21	-	Relationships with Customers and Suppliers
Schedule 4.24	-	Absence of Certain Changes
Schedule 5.5	-	No Conflict or Violations
Schedule 6.3	-	Conduct of the Business Pending the Closing

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 19th day of September, 2008, by and between (i) Arrow Speed Acquisition Corp., a Delaware corporation (“Purchaser”), (ii) Arrow Speed Warehouse, Inc., a Missouri corporation (“Arrow”), Streetside Auto, LLC, a Kansas limited liability company (“Streetside”), and BCGG Real Estate Company LLP, a Missouri limited liability partnership (“BCGG” and with Arrow and Streetside, each a “Seller” and collectively, “Sellers”), and (iii) solely for purposes of Section 3.3, Keystone Automotive Operations, Inc., a Pennsylvania corporation (“Keystone”).

In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

“Accounting Firm” shall have the meaning set forth in Section 3.1(d).

“Acquired Assets” shall have the meaning set forth in Section 2.1(a).

“Acquired Vehicles” shall have the meaning set forth in Section 2.1(a)(ix).

“Acquisition Proposal” means a proposal (other than by Purchaser or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of 10% or more of the Acquired Assets pursuant to one or more transactions, the sale of 10% or more of the outstanding shares of capital stock or equity interests of any Seller (including, by way of a tender offer, foreclosure or plan of reorganization, merger or liquidation) or a similar transaction or business combination involving one or more third parties and any Seller.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise, or as otherwise defined in Section 101(2) of the Bankruptcy Code.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any Seller is or has been a member.

“Agreement” means this Asset Purchase Agreement, including all the Exhibits and the Schedules, as the same may be amended from time to time in accordance with its terms.

“Allocation” shall have the meaning set forth in Section 12.7.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Arrow” shall have the meaning set forth in the preamble hereto.

“Assignment and Assumption of Lease” shall have the meaning set forth in Section 10.2(d).

“Assumption and Assignment Order” means the Final Order of the Bankruptcy Court, in form and substance acceptable to Purchaser, (i) approving the assumption and assignment to Purchaser of the Assumed Executory Contracts, without adequate assurance of future performance liability pursuant to section 365(f)(2) of the Bankruptcy Code, except Purchaser’s promise to perform its obligations under the Assumed Executory Contracts following the Closing; (ii) transferring and assigning the Assumed Executory Contracts such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Purchaser, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing; and (iii) providing that the provisions of Rules 6004(g) and 6006(d) are waived and there will be no stay of execution under Rule 62(a) of the Federal Rules of Civil Procedure.

“Assumed Contracts” means all Contracts identified in Schedule 2.1(a)(v) under the heading “Assumed Contracts”.

“Assumed Equipment Leases” means all equipment leases identified in Schedule 2.1(a)(v) under the heading “Assumed Equipment Leases”.

“Assumed Executory Contracts” means the Assumed Contracts and the Assumed Leases.

“Assumed Facility Lease” means the Amended Lease Agreement by and among Arrow and BCGG LLC, to be dated as of the Closing Date, with respect to the Kansas City Facility.

“Assumed Leases” means the Assumed Equipment Leases and the Assumed Facility Lease.

“Assumed Obligations” shall have the meaning set forth in Section 2.2(a).

“Auction” means the auction conducted by Sellers pursuant to the Bidding Procedures Order and Section 8.2(c) for substantially all of the Acquired Assets.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Missouri.

“Baseline Inventory Amount” means $17,330,000.

“BCGG” has the meaning set forth in the preamble.

“Bidding Procedures Order” means the order of the Bankruptcy Court, substantially in the form of Exhibit A, or otherwise acceptable to Purchaser, (i) authorizing and directing the Sellers to assume this Agreement pursuant to section 365 of the Bankruptcy Code, (ii) setting a deadline for the filing of objections to the entry of the Sale Order, (iii) providing that the Auction shall be held on or one day prior to the Sale Hearing, (iv) scheduling the Sale Hearing, (v) providing for bidding procedures pursuant to which Qualifying Bids may be solicited, made and accepted and containing the terms specified in Sections 8.2(c) and 11.2, and (vi) approving and implementing the provisions of Sections 6.6, 8.2(c) and 11.2.

“Business” means the activities carried on by Sellers and any of their Affiliates relating to the marketing, distribution and the sale of parts and supplies to the automotive aftermarket, including the Sellers’ business relationship with respect to O’Reilly Automotive, Inc., CSK Auto Corp and CARQUEST Corporation.

“Cash” shall have the meaning set forth in Section 2.3(d).

“Cash Portion” shall have the meaning as set forth in Section 3.1(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) and any regulations promulgated thereunder.

“Chapter 11 Cases” means the cases commenced in the Bankruptcy Court by Sellers under chapter 11 of the Bankruptcy Code.

“Claim” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” shall have the meaning set forth in Section 10.1.

“Closing Balance Sheet” shall have the meaning set forth in Section 3.1(d).

“Closing Date” shall have the meaning set forth in Section 10.1.

“Closing Inventory Amount” means the amount of Inventory of Sellers (excluding all Inventory coded (or, in a manner consistent with past practice, that would have been coded) ADV, APA, CAT, DEF, KON, LIT, MTX, PCC, SUR, TBS or TOP) located at the Primary Facilities as of the Closing Date as shown on the closing Balance Sheet (as prepared in accordance with Section 3.1(d)).

“COBRA” shall have the meaning set forth in Section 4.6(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the agreement, dated June 22, 2007, between Keystone and Arrow.

“Contract” means any agreement, contract, license, commitment or other binding arrangement or understanding, whether written or oral, to which any Seller is a party and which any Seller is permitted under the Bankruptcy Code to assume and assign.

“Customer Records” means all records and lists of Sellers including: (i) all merchandise, analysis reports, marketing reports and advertising, marketing and promotional and creative materials in whatever form or medium pertaining to the Acquired Assets, the Facilities or the Business, (ii) all records relating to customers, suppliers or personnel of Sellers (including, customer lists, mailing lists, e-mail address lists, recipient lists, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers), (iii) all records relating to all product, business and marketing plans of any Seller, and (iv) all books, ledgers, files, reports, plans, drawings and operating records of every kind of Sellers; provided, however, that Customer Records shall not include the originals of any Seller’s minute books, stock books and Tax Returns.

“Dallas Facility” shall have the meaning set forth in Section 10.2(h).

“Defective Inventory” means, collectively, all Inventory as of the Closing Date that (i) does not conform to the specifications set forth in the applicable product documentation, (ii) has defects in design, workmanship, materials, or packaging, (iii) is not manufactured in a good, workmanlike manner, (iv) is not of good and merchantable quality, (v) is not fit or sufficient for its intended use or for the purposes stated on any packaging, labeling, or advertising materials, (vi) has been returned by a customer and identified as defective and for which a customer is seeking a credit or (vii) would be deemed defective based on the methodologies used by Sellers in accordance with their past customs and practices, in each case as determined by Purchaser in its reasonable discretion.

“DIP Financing” means any financing agreement entered into by Sellers as of or after the commencement of the Chapter 11 Cases, including any post-petition financing entered into pursuant to section 364 of the Bankruptcy Code.

“Dollars” or “$” means dollars of the United States of America.

“Employee Benefit Plan” means each “employee benefit plan” (including each” employee benefit plan” as defined in ERISA §3(3)), profit sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and any other form of compensation or benefit plan, program or arrangement of any kind regardless of whether any such plan is written or oral or provided under an employment, collective bargaining or other similar arrangement maintained or contributed to by Sellers or any ERISA Affiliate or with respect to which Sellers or any of their ERISA Affiliates have any Liability.

“Environmental Laws” means, whenever in effect, all federal, state, provincial, local and foreign statutes, regulations, ordinances, directives and other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any hazardous materials, substances or wastes (including CERCLA and analogous state laws), each as amended or in effect prior to, on or after Closing.

“Environmental Permits” shall have the meaning set forth in Section 4.14(a).

“ERISA Affiliate” means each entity which is treated as a single employer with any Seller for purposes of Code §414.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

“Escrow Agent” means UMB Bank, N.A. or any other escrow agent that is mutually acceptable to Purchaser and Sellers.

“Escrow Agreement” means an escrow agreement in form and substance reasonably satisfactory to Purchaser, Sellers and the Escrow Agent that is consistent with the terms of this Agreement (including Sections 3.1(e) and 11.3).

“Escrow Deposit Amount” means $1,166,000.

“Escrow Funds” means the amount of cash held from time to time by the Escrow Agent pursuant to the Escrow Agreement.

“Estimated Inventory Amount” shall have the meaning set forth in Section 3.1(b).

“Estimated Purchase Price” shall mean the Cash Portion, as determined by using the Estimated Inventory Amount for purposes of making the calculations pursuant to Sections 3.1(a)(i)(B) and 3.1(a)(i)(C).

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“Excluded Contracts” shall have the meaning set forth in Section 2.3(b).

“Excluded Environmental Liabilities” means any Liability or investigatory, corrective or remedial obligation, whenever arising or occurring, arising under Environmental Laws with respect to Sellers or any predecessor or Affiliate of any Seller, the Business, the Acquired Assets or the Facilities (including any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any Schedule.

“Excluded Leases” shall have the meaning set forth in Section 2.3(b).

“Excluded Proceeds” shall have the meaning set forth in Section 12.4.

“Executive Officer” of a Person means its chairman, chief executive officer, financial officer, president, any vice president, controller, treasurer or general counsel.

“Exhibit” or “Exhibits” means the exhibit or exhibits attached hereto.

“Facilities” means any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used by Sellers or used or intended to be used in, or otherwise related to, the Business.

“Facility Leases” means all of Sellers’ right, title and interest in all leases, subleases, licenses, concessions and other agreements (written or oral) and all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold a leasehold or subleasehold estate in, or are granted the right to use or occupy a Facility.

“Final Determination” shall have the meaning set forth in Section 3.1(d).

“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Final Purchase Price” shall have the meaning set forth in Section 3.1(e).

“Financial Statements” shall have the meaning set forth in Section 4.4.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof).

“Hazardous Substances” means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which Liability or standards of conduct are imposed under any Environmental Laws petroleum and petroleum-related substances, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint, noise and odors.

“Indebtedness” means, with respect to any Person, any obligation of such Person for borrowed money, and in any event shall include (i) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (ii) the face amount of all letters of credit issued for the account of such Person, (iii) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (iv) capitalized lease obligations, (v) all guarantees and similar obligations of such Person, (vi) all premium payments and any obligations under any insurance policy owned, held, or maintained by the Sellers or insuring the Acquired Assets, (vii) all accrued interest, fees and charges in respect of any indebtedness and (viii) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.

“Insider” means any Executive Officer, director, governing body member, stockholder, partner or Affiliate, as applicable, of any Seller (or any predecessor or Affiliate of any Seller) or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest or any other Person or entity identified in Bankruptcy Code Section 101(31).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names and corporate names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith, (iii) copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (including ideas, research and development, know-how, inventions, formulas, compositions, algorithms, industrial models, methods, processes and techniques, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software (including source code, executable code data, websites, databases and documentation, software enabling search engine optimization and capability, pay per click functionality, network infrastructure, switches, modems, APs and RF devices); (vi) copies and tangible embodiments of any of the foregoing in whatever form or medium; and (vii) all other intellectual property.

“Inventory” means all inventory of any kind or nature in any condition, whether or not prepaid, and wherever located, including items returned prior to the Closing, held or owned by any Seller including all raw materials, work in process, semi-finished and finished products, replacement and spare parts, packaging materials, operating supplies, and fuels and other and similar items. For all purposes of this Agreement, calculations of the amount of Inventory shall be determined on a “first-in, first-out” (FIFO) basis using a weighted average cost methodology in accordance with GAAP.

“Inventory Financing” means, at any time, any amounts due and payable to Keystone or its Affiliates pursuant to the vendor agreement pursuant to which Keystone agrees to act as a vendor to Arrow and provide Arrow with inventory and inventory financing, in order to sustain Arrow’s operations following the Petition Date.

“Inventory Reduction” means, as of the Closing Date and in each case as shown on the Closing Balance Sheet, an amount equal to the sum of (i) 50% of the amount (if any) by which the amount of the Slow Moving Inventory exceeds the lesser of $5,000,000 or 30.0% of the Closing Inventory Amount, (ii) 50% of the amount (if any) by which the amount of the Defective Inventory exceeds the lesser of $1,000,000 or 5.0% of the Closing Inventory Amount and (iii) 50% of the amount (if any) by which the amount of the Private Label Inventory exceeds the lesser of $2,000,000 or 10.0% of the Closing Inventory Amount.

“Kansas City Facility” shall mean the Facility located at 686 South Adams, Kansas City, Kansas.

“Keystone” shall have the meaning set forth in the preamble.

“Knowledge of Sellers” shall mean the actual knowledge (after reasonable inquiry and investigation) of any director, governing body member or Executive Officer of Sellers.

“Latest Balance Sheet” shall have the meaning set forth in Section 4.4.

“Law” means any law, statute, regulation, ruling or Order of, administered or enforced by or on behalf of, any Governmental Authority, or common law.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes.

“Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, Claim, Liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, Tax (including foreign, federal, state and local Tax), Order of any Governmental Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, (iii) any claim based on any theory that Purchaser is a successor, transferee or continuation of Sellers or the Business, and (iv) any leasehold interest, license or other right, in favor of a Third Party or a Seller, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Material Adverse Change” or “Material Adverse Effect” means any event, change, condition, development or effect that individually or in the aggregate, is or is reasonably likely to be materially adverse to (i) the Acquired Assets, Assumed Obligations, the Business or the operations, results of operations or condition (financial or otherwise) of Sellers or (ii) the ability of Sellers to perform their obligations under this Agreement; provided, however, that the filing of the Chapter 11 Cases and reasonably anticipated effects thereof shall not be taken into account in determining whether there has been or will be a Material Adverse Change or Material Adverse Effect.

“Material Contract” shall have the meaning set forth in Section 4.20(a).

“Motion to Shorten Time” shall have the meaning set forth in Section 6.6(a)(ii).

“No Fee Event” means Arrow’s termination of this Agreement pursuant to Section 11.1(c).

“Non Competition Agreement” shall have the meaning set forth in Section 10.2(i).

“Notice of Disagreement” shall have the meaning set forth in Section 3.1(d).

“Notice Parties” shall have the meaning set forth in Section 6.6(a)(ii).

“Order” means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.

“Ordinary Course of Business” means the operation of the Business by Sellers in the usual and ordinary course in a manner substantially similar to the manner in which Sellers operated prior to the commencement of the Chapter 11 Cases (including with respect to quantity and frequency).

“Owner” shall mean Ronald L. Coppaken.

“Permits” means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like.

“Permitted Liens” means easements, covenants, conditions, restrictions and other similar matters of record on real property, leasehold estates or personalty that do not, and would not reasonably be expected to, in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the real property subject thereto.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

“Petition Date” means the date on which the Chapter 11 Cases are commenced.

“PNC” means PNC Bank, National Association.

“Primary Facilities” means, collectively, (i) the Dallas Facility, (ii) the Kansas City Facility, (iii) the Facility located at 589 Golden Oaks Boulevard, Houston, Texas, (iv) the Facility located at 2525 Fairview Avenue North, St. Paul, Minnesota and (v) the Facility located at 3710 Vulcan Drive, Nashville, Tennessee.

“Private Label Inventory” means, collectively, the amount of all Inventory that constitutes a “private label” product of Seller (including all Inventory coded BLL-0 through BLL-25 or otherwise included in the “Bullet” line), as determined as of the Closing Date in a manner consistent with past practice.

“Proceeding” means any action, charge, complaint, suit, grievance, arbitration, investigation, inquiry, audit, or other proceeding of any kind whatsoever, whether at law or in equity.

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Purchase Price Calculation” shall have the meaning set forth in Section 3.1(d).

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Release” shall have the meaning set forth in CERCLA.

“Residual Value” means, with respect to the Acquired Vehicles, the lesser of (i) the aggregate amounts that would be owed by Sellers as of the Closing Date to the third party lessors under each of the leases (as in effect on the date hereof) for the Acquired Vehicles if Sellers had complied in all respects with its obligations under such leases and (ii) $350,000.

“Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.

“Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated herein.

“Sale Motion” shall have the meaning set forth in Section 6.6(a)(i).

“Sale Order” means the Final Order of the Bankruptcy Court, substantially in the form of Exhibit B or otherwise reasonably acceptable to PNC and Purchaser, to be entered by the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code, (i) approving this Agreement and the transactions contemplated hereby, (ii) approving, with specific findings of fact in support thereof, the sale of the Acquired Assets to Purchaser free and clear of all Liens (other than Permitted Liens) pursuant to section 363(f) of the Bankruptcy Code, (iii) finding, with specific findings of fact in support thereof, that Purchaser is a good-faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code, (iv) confirming with specific findings of fact in support thereof, that Purchaser is acquiring the Acquired Assets free and clear of the Unassumed Liabilities and providing for a full release of Purchaser with respect to the Unassumed Liabilities, (v) providing that the provisions of Rules 6004(g) and 6006(d) are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure, (vi) retaining jurisdiction of the Bankruptcy Court to interpret and enforce the terms and provisions of this Agreement, and (vii) authorizing and approving the results of the Auction.

“Schedule” or “Schedules” means the schedule or schedules attached hereto.

“Seller” and “Sellers” shall have the meaning set forth in the preamble hereto; provided, that BCGG shall only constitute a Seller for purposes of Article I, Sections 2.1(a)(ix), 3.2, 4.1, 4.2, 4.3, 4.5, 4.20, 6.1, 6.3(a), 6.3(d), 6.3(e), 6.3(f), 6.3(k), 6.3(u), 6.5(b), 6.10, 10.2(f), 12.5 and Article XIII.

“Seller Intellectual Property” shall have the meaning set forth in Section 4.18(b).

“SKU” means the classification used by the Sellers with respect to each item of Inventory held by the Sellers, as determined in a manner consistent with the past customs and practices of the Sellers.

“Slow Moving” means, with respect to each SKU, the excess of (i) the aggregate number of units of such SKU on hand as of the Closing Date over (ii) the aggregate number of units of such SKU sold during the twelve month period ending on August 25, 2008, as reduced by the aggregate number of units of such SKU that had been returned (whether prior to, on or after the Closing Date) to the Sellers; provided, that if the aggregate number of units of any SKU returned during such twelve-month period exceeds the aggregate number of units sold during such twelve-month period, then, for purposes of this definition, the aggregate number of units of such SKU sold during the twelve month period ending on August 25, 2008 shall be deemed to be zero.

“Slow Moving Inventory” means, collectively, all Inventory (other than Defective Inventory and Private Label Inventory) that is Slow Moving as of the Closing Date.

“Streetside” shall have the meaning set forth in the preamble hereto.

“Subsidiary” means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Systems” shall have the meaning set forth in Section 4.18(i).

“Tax” and, with correlative meaning, “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by any Seller relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third Party” means any Person other than Sellers, Purchaser or any of their respective Affiliates.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

“Transferred Employees” shall mean each employee of Sellers hired by Purchaser.

“Transition Services Agreement” shall have the meaning set forth in Section 10.2(h).

“Unassumed Liabilities” shall have the meaning set forth in Section 2.4(a).

“WARN Act” shall have the meaning set forth in Section 12.2.

1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:

(a)	the singular includes the plural;

(b)	“includes” and “including” are not limiting;

(c)	“may not” is prohibitive and not permissive; and

(d)	“or” is not exclusive.

ARTICLE II

PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

2.1 Purchase and Sale of Assets.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, and Sellers shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, Claims, and other interests and encumbrances (whether arising prior to or subsequent to a petition for a Chapter 11 Case and prior to the Closing) (except for the Assumed Obligations and Permitted Liens), all rights, titles and interests of every kind and nature, owned, licensed or leased by Sellers (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible or intangible, real or personal and wherever located and by whomever possessed all of the following assets (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder herein called the “Acquired Assets”; provided, that, for purposes of clarity, the Acquired Assets shall not include the Excluded Assets retained by Sellers pursuant to Section 2.3):

(i) all Inventory;

(ii) all Customer Records;

(iii) all Intellectual Property (including all of the Intellectual Property set forth on Schedule 4.18), along with all goodwill associated therewith and the business symbolized thereby, all income, royalties, products, proceeds, damages and payments due or payable to Sellers as of the Closing or thereafter, including, damages and payments for past, present or future infringements, misappropriations or other conflicts therewith, in each case that now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property in Sellers’ possession or control;

(iv) all telephone numbers, email addresses and business-to-business and business-to-customer points of contact (including all website addresses, URLs, and order points of entry);

(v) all of Sellers’ rights existing under the Assumed Executory Contracts including all claims, deposits, prepayments, warranties, guarantees, indemnities, refunds, reimbursements, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent);

(vi) all of Sellers’ rights existing under the Assumed Facility Lease including all rights to security deposits held pursuant thereto;

(vii) all office supplies, production supplies, spare parts, other miscellaneous supplies, other tangible property of any kind, and all machinery, equipment (including all transportation and office equipment, WMS hardware and devices to interact with WMS systems, and marketing and publishing hardware), fixtures, trade fixtures, computer and information technology equipment (including disaster recovery systems, tapes, wireless equipment, passwords, firewall and security infrastructure, and catalog data and software) and related data, telephone systems and furniture owned by Sellers wherever located, including, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Sellers or used in connection with the Business as listed on Schedule 2.1(a)(vii), including the book value attributable thereto;

(viii) all prepaid assets except as set forth on Schedule 2.3(j);

(ix) all rolling stock and other titled vehicles listed under “Vehicle Leases” on Schedule 4.20(a) (the “Acquired Vehicles”);

(x) the right to receive and retain mail, and other communications related to the Acquired Assets (other than mail and other communications solely related to accounts and notes receivable or collections thereof);

(xi) all transferable Permits, licenses, certifications and approvals from all permitting, licensing and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies to the extent related to the Acquired Assets; and

(xii) all insurance policies relating to the Business or the Acquired Assets (other than any “key man” insurance policies and any rights relating to refunds from insurance policies for premiums paid prior to the Closing).

(b) Notwithstanding anything in this Agreement to the contrary, Purchaser may revise the Schedules setting forth the Acquired Assets and the Excluded Assets to (i) eliminate any Contract at any time on or before ten (10) days prior to the Sale Hearing (other than the Assumed Leases) or (ii) add any lease, Contract, or asset at any time before ten (10) days prior to the Sale Hearing, and to require Sellers to give notice to the parties to any such lease or Contract within twenty-four hours of such addition or elimination; provided, that such change shall not affect the amount of the Purchase Price; provided, further, that no revision, elimination or addition by Purchaser of any lease, Contract or asset by Purchaser pursuant to clause (ii) above shall increase any cure costs to Sellers.

2.2 Assignment and Assumption of Liabilities.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 2.4, Purchaser shall only assume from Sellers and thereafter be responsible for the payment, performance or discharge of the following Liabilities of Sellers or any of their respective predecessors in interest (all such Liabilities herein called the “Assumed Obligations”):

(i) obligations under the Assumed Executory Contracts first arising after the Closing; and

(ii) any cure obligations (pursuant to section 365 of the Bankruptcy Code) with respect to any Assumed Executory Contract assumed and assigned to Purchaser pursuant to Section2.7.

(b) Notwithstanding anything in this Agreement to the contrary, Sellers hereby acknowledge and agree that Purchaser is not assuming from Sellers, or is in any way responsible for, the Unassumed Liabilities.

(c) Section 2.2(a) shall not limit any claims or defenses Purchaser may have against any party other than Sellers. The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Purchaser or Sellers.

2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Sellers shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the “Excluded Assets”):

(a) any and all rights under this Agreement and avoidance claims or causes of action arising under the Bankruptcy Code or applicable state Law, including all rights and avoidance claims of any Seller arising under chapter 5 of the Bankruptcy Code;

(b) all leases other than the Assumed Leases (the “Excluded Leases”) and all Contracts other than the Assumed Executory Contracts (the “Excluded Contracts”);

(c) all accounts and notes receivable (whether current or noncurrent), including accounts and notes receivable relating to products sold prior to Closing (whether or not billed prior to Closing), and all rights, claims and causes of action relating or pertaining to the collection thereof, including all records necessary for the collection thereof;

(d) all cash (including checking account balances, certificates of deposit and other time deposits and petty cash) net of overdrafts (“Cash”) and marketable and other securities;

(e) all Tax refunds, rebates, credits and similar items;

(f) income tax returns of Sellers and related materials;

(g) all assets maintained pursuant to or in connection with any Employee Benefit Plan;

(h) the equity securities or other ownership interest of any Seller;

(i) the equity securities or other ownership interest of any of Sellers’ Affiliates;

(j) all security deposits and advances and prepaid assets set forth on Schedule (j);

(k) any “key man” insurance policies;

(l) all records and documents to the extent relating to the Excluded Assets;

(m) any rights relating to refunds from insurance policies for premiums paid prior to the Closing; and

(n) any proceeds or payments received as a result of any of the causes of action or proceedings set forth in Schedule 2.3(n).

2.4 No Other Liabilities Assumed.

(a) Subject to Section 2.2, each Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser will not assume, or in any way be liable or responsible for, any Liability of any Seller (including Liabilities relating to the pre-petition or post-petition operation of the Business (including any warranty or products-related Liabilities), the Excluded Assets or the Acquired Assets (and the use thereof) or any outstanding checks), whether relating to or arising out of the Business, the Excluded Assets or the Acquired Assets or otherwise, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any Indebtedness, Claim, Liability, Employee Benefit Plan, collective bargaining agreement, Excluded Environmental Liability, Tax Liability or other obligation of any Seller or any predecessor or Affiliate of any Seller whatsoever, other than the Assumed Obligations (collectively, the “Unassumed Liabilities”).

(b) The parties acknowledge and agree that disclosure of any obligation or Liability on any Schedule to this Agreement shall not create an Assumed Obligation or other Liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation in accordance with the provisions of Section 2.2 hereof.

2.5 Deemed Consents. For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all consents required in respect of the assignment of any Assumed Executory Contract if, and to the extent that, pursuant to the Assignment and Assumption Order or other Bankruptcy Court Order, Sellers are authorized to assume and assign to Purchaser, and Purchaser is authorized to accept, such Assumed Executory Contracts pursuant to section 365 of the Bankruptcy Code.

2.6 Obligations in Respect of Required Consents. Except to the extent provided in Sections 2.1(b) and 2.7, to the extent that any Assumed Executory Contract is subject to a cure pursuant to section 365 of the Bankruptcy Code, Sellers shall, jointly and severally, be responsible for such cure and pay any amounts related to such cure obligations.

2.7 Post-Closing Assignment of Contracts. With respect to any Contract which is not set forth on Schedule 2.1(a)(v) and to the extent such Contract has not been rejected by Sellers pursuant to section 365 of the Bankruptcy Code, upon written notice(s) from Purchaser, as soon as practicable, Sellers shall take all actions reasonably necessary to assume and assign to Purchaser pursuant to section 365 of the Bankruptcy Code any Contract(s) set forth in Purchaser’s notice(s), and any applicable cure cost shall be satisfied by Purchaser. Sellers agree and acknowledge that (i) they shall provide Purchaser with reasonable advance notice of any motion(s) to reject any Contract and (ii) the covenant set forth in this Section 2.7 shall survive the Closing. Notwithstanding anything in this Agreement to the contrary, on the date any Contract is assumed and assigned to Purchaser pursuant to this Section 2.7, such Contract shall be deemed an Assumed Executory Contract and deemed scheduled on Schedule 2.1(a)(v) under the appropriate heading for all purposes under this Agreement.

ARTICLE III

BASIC TRANSACTION

3.1 Payment of Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Acquired Assets (other than the Acquired Vehicles) shall be (i) an amount in cash equal to (A) $11,660,000, plus (or minus) (B) 60% of the amount (if any) by which the Closing Inventory Amount is more (or less) than the Baseline Inventory Amount, minus (C) the Inventory Reduction (the amount determined pursuant to this clause (i) shall be referred to as the “Cash Portion”), and (ii) the assumption of the Assumed Obligations.

(b) At least three (3) business days prior to Closing, Sellers shall deliver to Purchaser a schedule setting forth a good faith estimate of the Closing Inventory Amount and the Inventory Reduction, in each case, as of the close of business on the immediately preceding day based on a true and correct derivation from the Sellers’ books and records and prepared in a manner consistent with the determination of the Baseline Inventory Amount (“Estimated Inventory Amount”), which shall be certified by an Executive Officer of Arrow and otherwise shall be in form and substance satisfactory to Purchaser.

(c) At the Closing, Purchaser shall purchase the Acquired Assets and Assumed Obligations and, in exchange, shall pay PNC by wire transfer of immediately available funds, to an account designated by PNC no less than three (3) Business Days prior to the Closing Date, an amount in cash equal to the (A) Estimated Purchase Price minus (B) the Escrow Deposit Amount minus (C) the amount of cure payment made by Purchaser on behalf of Sellers with respect to Sellers’ obligations to pay all amounts related to cure obligations pursuant to Section 2.6 minus (D) the Inventory Financing; provided, that Sellers acknowledge and agree that (i) the payments described in this Section 3.1(c) shall be made directly to PNC (and not to Sellers), (ii) no payment shall be required to be made by Purchaser to Sellers at the Closing pursuant to this Agreement and (iii) none of Purchaser or its Affiliates shall have any liability or obligation to Sellers with respect to any payments under this Section 3.1(c).

(d) Within 25 business days following the Closing Date, Purchaser shall deliver to Arrow a schedule (in its final and binding form, the “Closing Balance Sheet”), setting forth the Closing Inventory Amount, the Inventory Reduction and a certificate setting forth the resulting Cash Portion calculated with reference to the Closing Inventory Amount and the Inventory Reduction (in its final and binding form, together with the Closing Balance Sheet, the “Purchase Price Calculation”); provided, that Purchaser shall give Sellers prior notice, and Sellers shall be entitled, at their sole cost and expense, to designate one (1) representative reasonably acceptable to Purchaser, to observe any physical counting of Inventory at any of the Primary Facilities that is conducted by Purchaser (whether prior to or after the Closing Date) for purposes of preparing the Closing Balance Sheet so long as such representative does not interfere, or otherwise participate in any respect with such counting. The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books and shall be prepared in a manner consistent with GAAP. Sellers shall cooperate as reasonably requested in connection with the preparation of the Purchase Price Calculation. The Purchase Price Calculation shall become final and binding upon the parties on the twenty-fifth (25th) day following Arrow ‘s receipt thereof, unless Arrow gives written notice of its disagreement (a “Notice of Disagreement”) to Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) Arrow reasonably and in good faith determines that the Purchase Price Calculation and the resulting Cash Portion calculated with reference thereto delivered by Purchaser has not been determined in accordance with the guidelines and procedures set forth in this Agreement. If a timely Notice of Disagreement is received by Purchaser, then the Purchase Price Calculation (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved in writing by the Accounting Firm. During the 10-day period following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Purchaser and its agents and representatives shall be permitted to review Arrow’s and its representatives’ working papers relating to the Notice of Disagreement. At the end of the

10-day period referred to above, the parties shall submit in writing to an independent auditing firm of national recognition mutually selected by Purchaser and Sellers (the “Accounting Firm”) for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement. The parties shall instruct the Accounting Firm to make a final determination (the “Final Determination”) of the Closing Inventory Amount, the Inventory Reduction and the resulting Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, solely in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. The parties shall instruct the Accounting Firm to not assign a value to the Final Determination other than the value assigned by Purchaser, on the one hand, or Arrow, on the other hand. The parties shall also instruct the Accounting Firm to make the Final Determination based solely on presentations by Purchaser and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Purchase Price Calculation, the determination of the Closing Inventory Amount and the Inventory Reduction, and the resulting Purchase Price calculated with reference thereto shall become final and binding on the parties on the date the Accounting Firm delivers the Final Determination in writing to the parties (which shall be requested by the parties to be delivered not more than 30 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be allocated solely to the party whose value of the Purchase Price was determined to be unsuccessful (it being understood that the party whose value of the Purchase Price was determined to be successful shall not be responsible for any portion of the fees or expenses of the Accounting Firm).

(e) Promptly after the Purchase Price Calculation becomes final and binding on the parties under Section 3.1(d) above, the Estimated Purchase Price shall be recalculated by giving effect to the final and binding determination of the Closing Inventory Amount and the Inventory Reduction (as recalculated, the “Final Purchase Price”). If the Final Purchase Price is greater than the Estimated Purchase Price, Purchaser shall, within three business days after the Purchase Price Calculation becomes final and binding on the parties, make payment by wire transfer to Sellers, to an account designated by Sellers, in immediately available funds, of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to the date of payment. If the Estimated Purchase Price is greater than the Final Purchase Price, Sellers shall (or shall cause the Escrow Agent to), within three business days after the Purchase Price Calculation becomes final and binding on the parties, make payment by wire transfer to Purchaser in immediately available funds, to an account designated by Purchaser, of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to the date of payment; it being understood that, pursuant to the Sale Order, if any amounts are owed by Seller to Purchaser under this Agreement after the Closing Date in excess of the Escrow Deposit Amount, PNC shall, on behalf of Sellers, make such payment to Purchaser from proceeds received by PNC under this Agreement. Any Escrow Funds remaining after giving effect to any payment required to be made pursuant to this Section 3.1(e) shall be distributed by wire transfer to PNC, on behalf of Sellers, no later than five (5) business days after the Purchase Price Calculation becomes final and binding on the parties under Section 3.1(d).

(f) At the Closing, Purchaser shall purchase the Acquired Vehicles and, in exchange, shall pay an aggregate purchase price of $350,000. Such payment shall be made in immediately available funds to (i) First State Bank, Ford Motor Credit and GMAC, in each case, in the amount (but not to exceed $350,000 in the aggregate) set forth in their respective pay-off letters, as delivered to Purchaser pursuant to Section 8.9, with respect to the Acquired Vehicles and (ii) to the extent that the amount paid pursuant to clause (i) hereof is less than $350,000, the remaining balance shall be paid to BCGG.

(g) Payments made pursuant to this Section 3.1 shall be allocated among the assets purchased in accordance with Section 12.7.

3.2 Further Assurances. From time to time after the Closing and without further consideration, (i) Sellers, upon the request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, or to otherwise more fully consummate the transactions contemplated by this Agreement, and (ii) Purchaser, upon the request of Sellers, shall execute and deliver such documents and instruments of contract or lease assumption as Sellers may reasonably request in order to confirm Purchaser’s Liability for the Assumed Obligations or otherwise to more fully consummate the transactions contemplated by this Agreement.

3.3 Deposit. No later than 5:00 p.m. (Central time) on the second business day immediately following entry of the Bidding Procedures Order on the Bankruptcy Court’s docket, Keystone shall (or shall cause Purchaser to) deposit with the Escrow Agent an amount equal to the Escrow Deposit Amount. The fees and charges of the Escrow Agent shall be paid one-half by Sellers and one-half by Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and as of the Closing Date, except as expressly set forth in the Schedules delivered by Sellers to Purchaser on the date hereof. The information disclosed in the Schedules shall be deemed to qualify only the particular subsection or subsections specified for such item; provided, however, that any item that is disclosed in a particular section or subsection of the Schedules shall be deemed to be disclosed in a particular section or subsection of the Schedules where such disclosure would otherwise be appropriate to the extent that it is reasonably apparent from the express language of such disclosure that it applies to such other section or subsection. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

4.1 Validity of Agreement. Subject to any necessary authorization from the Bankruptcy Court, each Seller has full power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors (or similar governing body) of each Seller has duly approved the Transaction Documents to which such Person is a party and has duly authorized the execution and delivery of such Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate or organizational proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of the Transaction Documents to which such Person is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which any Seller is a party have been duly executed and delivered by such Person, except such Transaction Documents that are required by the terms hereof to be executed and delivered by such Person after the date hereof, in which case such Transaction Documents will be duly executed and delivered by such Person at or prior to the Closing, and, subject to any necessary authorization from the Bankruptcy Court, all Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms.

4.2 Organization, Standing and Power. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation and, is qualified to do business in every jurisdiction where the failure to be so qualified would have a Material Adverse Effect. All jurisdictions in which each Seller is qualified to do business are set forth on Schedule 4.2. Each Seller has full power and authority and all licenses, Permits and authorizations necessary to own and operate its properties and to carry on the Business as now conducted by it. Correct and complete copies of each Seller’s articles of incorporation and by-laws have been furnished to Purchaser, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of each Seller have been furnished to Purchaser. No Seller is in default under or in violation of any provision of its articles of incorporation or by-laws. Subject to any necessary authorization from the Bankruptcy Court, each Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on the Business as now being conducted and to execute and deliver the Transaction Documents, subject to Bankruptcy Court approval, and to perform its obligations thereunder.

4.3 No Conflicts or Violations. Except as set forth on Schedule 4.3, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Sellers do not and shall not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any Third Party the right to modify, terminate or accelerate any obligation under, (v) result in the creation of any Lien, Claim or Liability upon the Acquired Assets, (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, or (vii) require any Seller to make a payment to any Person as a result of the consummation of the transactions contemplated hereby, under the provisions of the articles of incorporation, by-laws or other constitutive documents of any Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which any Seller is bound or affected, or any Law to which any Seller is subject or any Order to which any Seller is subject.

4.4 Financial Statements and Related Matters. Set forth on Schedule 4.4 are copies of Sellers’ (i) unaudited consolidated and consolidating balance sheet as of July 25, 2008 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the eleven-month period then ended and (ii) audited consolidated and consolidating balance sheets and statements of income and cash flows for the fiscal years ended August 25, 2006 and 2007. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (together with any financial statements delivered to Purchaser, the “Financial Statements”) is accurate and complete in all material respects, is consistent with the Customer Records (which, in turn, are accurate and complete in all material respects), presents fairly Sellers’ financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

4.5 Title to Assets; Assets Necessary to Business.

(a) Sellers have good and marketable title to, or a valid leasehold interest in, or a valid license agreement to use, the Acquired Assets. Since the date of the Latest Balance Sheet, no Seller has purchased any material amount of assets except in the Ordinary Course of Business.

(b) Except as described on Schedule 4.5(b), the Acquired Assets are in good operating condition and repair (ordinary wear and tear excepted for assets other than Inventory), and are fit for use in the Ordinary Course of Business.

(c) Sellers own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. The Acquired Assets constitute all of the assets, agreements, licenses and properties owned by Sellers (other than the Excluded Assets) and are all assets (tangible and intangible), agreements, licenses and properties necessary to conduct the Business as presently conducted.

(d) Subject to Bankruptcy Court approval, Sellers have the power and the right to sell, assign and transfer and Sellers will sell and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and marketable title to the Acquired Assets, free and clear of all Claims and Liens other than Permitted Liens.

(e) This Agreement and the documents contemplated hereby, when duly executed and delivered by Sellers to Purchaser at the Closing, will effectively vest in Purchaser good and marketable title to the Acquired Assets, subject only to the Assumed Obligations and Permitted Liens.

4.6 Employee Benefit Plans.

(a) Schedule 4.6(a) sets forth a complete and accurate list of each Employee Benefit Plan. Sellers have made available to Purchaser true and correct copies of each Employee Benefit Plan and all material documents pursuant to which such Employee Benefit Plans are maintained, funded and administered.

(b) Except as set forth on Schedule 4.6(b), no Employee Benefit Plan is a “employee benefit plan” (as such term is defined under Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Sellers and each ERISA Affiliate have complied with and are in compliance with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law (“COBRA”).

4.7 Labor Matters. Except as set forth in Schedule 4.7:

(a) No Seller is a party to any collective bargaining agreement or has any relationship with any labor organization;

(b) Each Seller is, and for the past three (3) years has remained, in compliance in all material respects with all applicable Laws relating to employment, employment practices, or the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, workplace safety, and the payment of social security an other Taxes), and has not engaged in any unfair labor practice or unlawful employment practice. In addition, there are no material employment-related Proceedings pending or threatened against any Seller, and no material Proceedings have occurred within the past three (3) years;

(c) To the Knowledge of Sellers, no union organizing or decertification efforts are underway or threatened, and no such activities have occurred since January 1, 2005. Neither of the Sellers has suffered any work stoppage, strike, lockout or other material labor dispute since January 1, 2005, and, to the Knowledge of Sellers, no such activities are threatened or underway;

(d) With respect to this transaction, any notice required under any law or contract has been, or prior to closing will be, given, and all bargaining obligations with any employee representatives have been, or prior to closing will be, satisfied; and

(e) No Seller has implemented any plant closing or layoff of employees that could implicate the WARN Act.

4.8 Litigation, Orders. Except as set forth on Schedule 4.8, there are no Proceedings or Orders pending or, to the Knowledge of any Seller, threatened against or affecting any Seller at law or in equity, in the United States or elsewhere, or before or by (or that could come before) any arbitrator or Governmental Authority (including any Proceedings with respect to the transactions contemplated by this Agreement); nor have there been any such Proceedings or Orders pending against or affecting any Seller during the past three (3) years, other than Proceedings which, either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. No Seller is subject to any Order of any Governmental Authority (or settlement enforceable therein).

4.9 Subsidiaries and Affiliates; Ownership Interests. No Seller has any direct or indirect ownership interest in any Person (other than another Seller) or right (contingent or otherwise) to acquire any direct or indirect ownership interest in any Person (other than another Seller), nor is any Seller a member of (nor is any portion of the Business conducted through) any partnership or a participant in any joint venture or similar arrangement.

4.10 Real Property Assets. Schedule 4.10 sets forth a list and brief description of each Facility Lease. Except as set forth in Schedule 4.10, with respect to each Facility Lease, (i) the applicable Seller has the right to quiet enjoyment of all the Facilities for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of the applicable Seller in the Facilities is not subject or subordinate to any Lien except for Permitted Liens, (ii) each Facility Lease creates a good and valid leasehold in the relevant Facility and is in full force and effect, and (iii) the consummation of the transactions contemplated by this Agreement does not require the consent of any other party to such Facility Lease or result in a breach of or default under such Facility Lease. The Facilities compromise all of the real property used or intended to be used, or otherwise related to, the Business.

4.11 Taxes.

(a) Each Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any Seller (whether or not shown on any Tax Return) have been paid. No Seller is the beneficiary of any extension of time within which to file any Tax Return. With respect to each Seller, no claim has ever been made by a Governmental Authority in a jurisdiction where such Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction.

(b) Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 (or any other applicable form) required with respect thereto have been properly completed and timely filed.

(c) There is no dispute or claim concerning any Tax Liability of any Seller claimed or raised by any authority in writing or, to the Knowledge of Sellers, orally, Schedule 4.11(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to any Seller for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller with respect to all taxable periods ending on or after December 31, 2003.

(d) None of Sellers has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under §280G of the Code. No Seller is a party to any Tax allocation or sharing agreement. No Seller (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Arrow) and (B) has any Liability for the Taxes of any Person (other than any Seller) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

4.12 Compliance with Law. Each Seller is in compliance in all material respects with, and is not in default in any material respect with, any applicable Laws, and no Proceedings have been filed or initiated against any Seller alleging a violation of any such Laws, and no Seller has received notice of any such violations.

4.13 Cure Amounts. Schedule 4.13 sets forth all of the costs of cure that Sellers must satisfy to permit them to assume and assign the Assumed Executory Contracts under section 365 of the Bankruptcy Code.

4.14 Environmental Matters. Except as set forth on Schedule 4.14:

(a) Each Seller, with respect to the Acquired Assets, has complied with, and is in compliance in all material respects with, all Environmental Laws (which compliance has included obtaining and complying with all permits, licenses and other authorizations required pursuant to Environmental Laws (“Environmental Permits”);

(b) Each Seller, with respect to the Acquired Assets, has not received oral or written notice with respect to any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities arising under Environmental Laws;

(c) With respect to the Acquired Assets, no Seller nor any predecessor or Affiliate of any Seller has generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any hazardous material, substance or waste or owned or operated any property or facility (and no such property or facility is contaminated by any hazardous material, substance or waste) so as to give rise to any current or future Liabilities arising under Environmental Laws;

(d) Sellers have not, with respect to the Acquired Assets, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Laws;

(e) No Seller nor any predecessor or Affiliate of any Seller has any Liability with respect to the presence or alleged presence of asbestos or other hazardous materials in any product or item or at or upon any Facilities constituting Acquired Assets;

(f) Sellers have provided to Purchaser all environmental audits, reports, soil and groundwater studies, and other material environmental documents relating to the Acquired Assets;

(g) None of the following exists at any of the Facilities: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas; and

(h) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

4.15 Inventory. Except for any defective or damaged item, the Inventory consists of materials and goods useable or saleable in the Ordinary Course of Business (taking into account, without limitation, the quantity and quality of the Inventory) and is valued in a manner consistent with the determination of the Baseline Inventory Amount. None of the Inventory is subject to any consignment, bailment, warehousing or similar agreement, except as set forth on Schedule 4.15.

4.16 Absence of Undisclosed Liabilities. Except as set forth in this Agreement or Schedule 4.16, no Seller has any obligations or Liabilities arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) obligations under Material Contracts (but not Liabilities for breaches thereof), (ii) Liabilities reflected on the Latest Balance Sheet, and (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability).

4.17 Affiliated Transactions. Except as disclosed on Schedule 4.17, no Insider is a party to any agreement, contract, commitment or transaction with any Seller or has any interest in the Acquired Assets or any property, real or personal or mixed, tangible or intangible of any Seller.

4.18 Intellectual Property.

(a) Schedule 4.18 sets forth a complete and correct list of all of the following that are either owned by any Seller or used or held for use in connection with the Business as presently conducted:

(i) patented or registered Intellectual Property and pending patent applications or other applications for registration or patent of Intellectual Property (including Internet domain names);

(ii) trade names, and corporate names and material unregistered trademarks and service marks; and

(iii) computer software (other than commercially available off-the-shelf with a replacement cost and/or annual license fee of less than $10,000.

(b) Each Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use pursuant to a written license agreement set forth on Schedule 4.20(a), all of the Intellectual Property necessary for or used or held for use in the operation of the Business as presently conducted (including all of the Intellectual Property set forth on Schedule 4.18) (collectively, the “Seller Intellectual Property”). The Seller Intellectual Property is not subject to any Liens (other than Liens that will be removed and stricken as against the Acquired Assets pursuant to the Sale Order), and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth on Schedule 4.20(a).

(c) No Seller has infringed, misappropriated or otherwise conflicted with, and the operation of the Business as presently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any Third Party. To the Knowledge of Sellers, there are no facts which indicate a likelihood of any of the foregoing and no Seller has received any notices regarding any of the foregoing (including any demands or offers to license any Intellectual Property from any Third Party).

(d) Each Seller has taken all commercially reasonable actions to maintain, enforce and protect all of the Seller Intellectual Property and will continue to maintain, enforce and protect all of the Seller Intellectual Property until the Closing. To the Knowledge of Sellers, the owners of any of the Intellectual Property licensed to Sellers have taken all necessary and desirable action to maintain, enforce and protect the Intellectual Property covered by such licenses.

(e) To the Knowledge of Sellers, no Third Party has infringed, misappropriated or otherwise conflicted with any of the Seller Intellectual Property.

(f) Immediately subsequent to the Closing, the Seller Intellectual Property and the Systems will be owned by or available for use by Purchaser on terms and conditions identical to those under which Sellers owned or used the Seller Intellectual Property immediately prior to the Closing.

(g) All of the Seller Intellectual Property is valid, subsisting and enforceable, and no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller Intellectual Property has been made, is currently outstanding or to the Knowledge of Sellers is threatened.

(h) No loss or expiration of any of the Seller Intellectual Property is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by any Seller, including a failure by any such Person to pay any required maintenance fees).

(i) The computer systems, including software, hardware, networks and interfaces used by Sellers (collectively, the “Systems”) are sufficient for the immediate needs of the Business (including as to capacity and ability to process anticipated volumes in a timely manner).

(j) In the prior twelve (12) months, there have been no failures or bugs in or breakdowns or continued substandard performance of the Systems (as a whole or with respect to any portion thereof) which have caused any substantial disruption or interruption in or use of the Systems (as a whole or with respect to any portion thereof) and, to the Knowledge of Sellers, no fact or matter exists which may disrupt or interrupt or affect the use of the Systems following the Closing on the same basis as the Systems are presently used by Sellers.

(k) Except for hardware and software included in the Systems and licensed from a Third Party, the Systems used in connection with the Business are owned and operated by and are under the control of Sellers and are not wholly or partly dependent on any facilities which are not included in the Acquired Assets or the Assumed Liabilities.

(l) Each Seller owns and possesses the entire right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the applicable Seller relating to the Business or to the actual or demonstratively anticipated research or development conducted by any Seller; and all Persons who have participated in the creation or development of any such Intellectual Property have executed and delivered to the applicable Seller a valid and enforceable agreement (i) providing for the non-disclosure of such Person of any confidential information of such Seller, and (ii) providing for the assignment by such Person to such Seller of any Intellectual Property rights arising out of such Person’s employment by, engagement by or other contract with such Seller. Except as set forth on Schedule 4.18, after the Closing, it is not and will not be necessary for Purchaser to utilize any Intellectual Property owned by any current or former employees, consultants or independent contractors of Sellers.

4.19 Insurance. Schedule 4.19 lists and describes all policies of insurance owned, held, or maintained by or for the benefit of Sellers or insuring the Acquired Assets, including the type and amount of coverage and the expiration dates of the policies. Sellers have made available to Purchaser all policies of insurance owned, held or maintained by or for the benefit of the Acquired Assets. Except as set forth on Schedule 4.19, (a) current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof and no Seller is in default with respect to its obligations under any such insurance policies, and (b) no Seller has received any notice within the last 90 days threatening suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith.

4.20 Contracts.

(a) Except as set forth on Schedule 4.20(a), no Seller is a party to or bound by, whether written or oral, any contract or agreement of any form material to the Acquired Assets, whether or not entered into in the Ordinary Course of Business, including any Contract involving any Intellectual Property (other than licenses for commercially available off-the-shelf with a replacement cost and/or annual license fee of less than $10,000) (each, a “Material Contract”).

(b) Except as disclosed on Schedule 4.20(b), (i) no Material Contract has been breached or canceled by the other party, (ii) except for defaults that will be cured through the cure payments listed on Schedule 4.13 or arising solely as a consequence of the commencement of the Chapter 11 Cases, neither any Seller nor, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any Material Contract and, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder, (iii) no Seller has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract, and (iv) each Material Contract is legal, valid, binding, enforceable and in full force and effect and, subject to the terms of this Agreement, will continue as such following the consummation of the transactions contemplated hereby.

(c) Sellers have provided Purchaser with a true and correct copy of all Material Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 4.20(a)). Schedule 4.20(a) contains an accurate and complete summary of all material terms of any oral contracts referred to therein.

4.21 Relationships with Customers and Suppliers. Sellers have provided Purchaser with a true and accurate list of (i) the names and addresses of the top twenty customers of Sellers (on a consolidated basis) (by dollar volume of sales to such customers) and (ii) a list of the names and addresses of the suppliers of Sellers (on a consolidated basis) (by dollar volume of purchases from such suppliers), in each case for the fiscal years ended August 25, 2006 and 2007 and the eleven-month period ended since the date of the Latest Balance Sheet (and with respect to such customers, the committed volume of purchases by such customers for the fiscal years ending August 25, 2008 and 2009). Except as disclosed on Schedule 4.21, as of the date of this Agreement, no Seller has received any indication from any material customer of Sellers to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from any Seller and no Seller has received any indication from any supplier to any Seller to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to such Seller.

4.22 Brokers. No Seller has incurred any Liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

4.23 Bankruptcy. Each Seller shall file, no later than 5:00 pm (Central time) on the second business day after the date hereof, a petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and as of the Closing Date, each Seller shall be a party to the Chapter 11 Cases.

4.24 Absence of Certain Changes. Since August 25, 2007, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement and as set forth on Schedule 4.24, since August 25, 2007, Sellers have conducted the Business only in the Ordinary Course of Business and no Seller has:

(a) authorized for issuance, issued, sold, delivered, or granted any notes, bonds or other debt securities or any capital stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b) incurred any Indebtedness;

(c) discharged or satisfied any Lien or paid any material obligation or Liability, other than current Liabilities paid in the Ordinary Course of Business;

(d) declared, set aside or made any payment or distribution of cash or other property with respect to its capital stock or other equity securities or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity securities);

(e) sold, assigned, transferred, leased, licensed, failed to maintain or abandoned any of its assets, tangible or intangible, or taken any action that could reasonably be expected to cause the loss, lapse or abandonment of any Seller Intellectual Property, except in the Ordinary Course of Business;

(f) made or granted any bonus or any wage or salary increase to, or changed any material employment or retention terms with, any employee or group of employees or contractors, including salespersons (other than bonuses and wage increases in the Ordinary Course of Business), entered into or increased amount or duration of any severance arrangement, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(g) made capital expenditures or commitments therefor in excess of $25,000 in the aggregate (but has made all capital expenditures required to be made in the Ordinary Course of Business to preserve and maintain the Business);

(h) made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons or formed any Subsidiary;

(i) suffered any damage, destruction or casualty loss exceeding $10,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(j) made any change in its cash management practices or in any method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or outside of the Ordinary Course of Business;

(k) other than compensation paid in the Ordinary Course of Business, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any of its officers, directors, shareholders or other Affiliates;

(l) amended its charter, bylaws or other organizational documents;

(m) taken any action or omitted to take any action which act or omission would reasonably be expected to have a Material Adverse Effect;

(n) entered into any new line of business, or incurred or committed to incur any capital expenditures, obligations or Liabilities in connection therewith;

(o) entered into any acquisition agreement or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person;

(p) cancelled or waived (i) any right material to the operation of the Business or (ii) any debts or claims against any of its Affiliates;

(q) accelerated, terminated, modified or cancelled any agreement, contract, lease, license or other arrangement involving more than $25,000; or

(r) agreed, whether orally or in writing, to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows:

5.1 Organization. Purchaser is validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to execute, deliver and perform this Agreement and to consummate all transactions contemplated hereby.

5.2 Authority. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and do not and will not violate any provisions of its organizational documents, any applicable Law or any contract or Order binding upon it. This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting creditors’ rights generally from time to time in effect, and to general equitable principles.

5.3 Consents. No notice to, filing with, authorization of, exemption by, or consent (other than the approval of the Bankruptcy Court) of any Person is required in order for Purchaser to consummate the transactions contemplated hereby.

5.4 Brokers. Purchaser has incurred no Liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby for which the Owner or any Seller has or could have any Liability.

5.5 No Conflicts or Violations. Except as set forth on Schedule 5.5, to the knowledge of Purchaser, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Purchaser does not and shall not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any Third Party the right to modify, terminate or accelerate any obligation under or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other Governmental Authority, under the provisions of the articles of incorporation, by laws or other constitutive documents of Purchaser or any other agreement or instrument to which Purchaser is bound or affected, or any Law to which Purchaser is subject or any Order to which Purchaser is subject in such a way as to materially impair or delay the ability of Purchaser to consummate the transactions.

5.6 Disclosure. As of the date of this Agreement, Purchaser has no actual knowledge of any fact or circumstance that would make any of the representations and warranties made by Sellers in this Agreement or the Schedules untrue; provided, however, that no such knowledge shall prohibit Purchaser from asserting claims against Sellers relating to any breach of any representation or warranty made by Sellers to the extent such breach resulted from the willful or intentional misconduct or misrepresentation of Sellers.

ARTICLE VI

COVENANTS OF SELLERS; OTHER AGREEMENTS

6.1 Consents and Approvals.

(a) Sellers shall, at their sole cost and expense, use commercially reasonable efforts (i) to obtain all necessary consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals (including all Environmental Permits) to consummate the transactions contemplated hereby, and (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Sellers or any of their Affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby. In the event that any Contract or other license or agreement necessary for the operation of the Business is not transferable or replacements therefor are not obtainable on or before the Closing, but such Contracts or other licenses or agreements are obtainable after the Closing, Sellers shall continue to use commercially reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Contracts or other licenses or agreements after Closing and shall do all things necessary to give Purchaser the benefits that would be obtained under such Contracts or other licenses or agreements, in each case at Sellers’ sole cost and expense.

(b) Each of the parties shall give any other notices to, make any other filings with, and use commercially reasonable efforts to obtain, any other authorizations, consents and approvals of any Governmental Authority in connection with the matters contemplated by this Agreement.

6.2 Access to Information and Facilities; Interim Financials.

(a) Sellers agree that, prior to the Closing Date, Purchaser, Purchaser’s lender, and their respective advisors, representatives and Affiliates (i) shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller, have full access during normal business hours to all customers and suppliers of the Business and to all Facilities, and (ii) shall be entitled to make such reasonable investigation of the properties, businesses and operations of Sellers (including any environmental audits and investigations and a physical counting of Inventory) and such examination of the Customer Records and financial condition of Sellers as it reasonably requests and to make extracts and copies to the extent necessary of the Customer Records; provided, that Sellers acknowledge and agree that Purchaser shall be entitled, at its sole cost and expense, to provide for additional security personnel to be posted at each of the Facilities prior to the Closing Date to monitor Inventory; provided, further, that no investigation pursuant to this Section 6.2 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.

(b) Sellers shall deliver to Purchaser copies of Sellers’ interim monthly and year-to-date consolidated financial statements as soon as reasonably practicable (and in any event within 15 days) following the end of each monthly accounting period during the period between the date of this Agreement and the Closing Date. These financial statements shall include consolidated and consolidating balance sheets, and related statements of income and thirteen-week cash flows (such statements of cash flows to be updated weekly until the Closing) for the Business, as well as an explanation of the assumptions and the accounting policies and practices used in preparation thereof and such other matters as Purchaser may reasonably request and, if any, interim statements and operating reports filed with the United States Trustee or the Bankruptcy Court.

6.3 Conduct of the Business Pending the Closing. Unless otherwise prohibited by the Bankruptcy Court, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, from the date hereof until the Closing Date, Sellers shall (i) except as otherwise affected by the commencement of the Chapter 11 Cases, conduct the Business in the Ordinary Course of Business (including with respect to the payment of accounts payable of Sellers), (ii) except as otherwise affected by the commencement of the Chapter 11 Cases, use commercially reasonable efforts to preserve intact the Business, to keep available the services of its current employees and agents, and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations, (iii) use commercially reasonable efforts to maintain appropriate levels of Inventory (consistent with past practice) and (iv) not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser or except as described on Schedule 6.3, from the date hereof until the Closing Date, to the extent not prohibited by the Bankruptcy Court, each Seller shall:

(a) not sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of the Acquired Assets, or any interests therein, other than in the Ordinary Course of Business; provided, that to the extent that any Acquired Asset is leased by Sellers on the date hereof pursuant to a lease that, pursuant to its terms, expires on or prior to the Closing Date, Sellers hereby agree to exercise the purchase option (or any other similar right) with respect to such Acquired Asset in accordance with the terms of such lease and pay all amounts owed thereunder to acquire title to such Acquired Asset; provided, however, that the foregoing shall not restrict Sellers from selling Defective Inventory and Slow Moving Inventory in any manner prior to the Closing Date;

(b) not make any material change in its methods of management, marketing, accounting or operating (or practices relating to payments);

(c) report periodically to Purchaser concerning the status of the Business, the Acquired Assets and its operations and finances;

(d) not take any action which is inconsistent with its obligations under this Agreement;

(e) maintain the Acquired Assets in good operating condition and repair, subject to ordinary wear and tear;

(f) continue all existing policies of insurance (or comparable insurance) of or for the benefit of Sellers in full force and effect and at least at such levels as are in effect on the date hereof, up to and including the Closing (and not cancel any such insurance or take, or fail to take, any action that would enable the insurers under such policies to avoid Liability for claims arising out of occurrences prior to the Closing);

(g) not enter into any transaction or make or enter into any contract or commitment (whether written or oral) or amend or terminate any material agreement or commitment, except in the Ordinary Course of Business;

(h) purchase or place any order for Private Label Inventory;

(i) not enter into, or materially alter or amend any Material Contract, or terminate or reject (whether pursuant to section 365 of the Bankruptcy Code or otherwise) any Contract or Facility Lease;

(j) maintain the Customer Records in the usual, regular and ordinary manner and consistent with past practice;

(k) maintain compliance in all material respects with all laws, rules and Regulations of all Governmental Authorities that relate to Sellers, the Business or the Acquired Assets;

(l) not implement any employee layoffs that could implicate the WARN Act;

(m) not incur any Liability, whether absolute, fixed or contingent, except in the Ordinary Course of Business;

(n) not institute or settle any Proceeding or threatened Proceeding with any Governmental Authority, or for an amount involving in excess of $25,000 in the aggregate, or involving equitable or injunctive relief;

(o) not sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license, abandon or otherwise dispose of, or permit to lapse, any Intellectual Property;

(p) not terminate, discontinue, close or dispose of any plant, Facility or business operation of Sellers;

(q) not, except as required by law or in connection with the Chapter 11 Cases, disclose the existence or the terms of this Agreement or the transactions contemplated hereby to the public or any customer, supplier or employee, without obtaining the prior written approval of Purchaser (such approval not to be unreasonably withheld or delayed) relating to the contents and manner of presentation and publication thereof; provided, that Sellers shall, as soon as reasonably practicable after making any such communication required by applicable law, give Purchaser a copy of the proposed disclosure;

(r) not make, change or rescind any material Tax election, change an annual accounting period for Tax purposes, adopt or change any accounting method for Tax purposes, file an amendment to any material Tax Return, enter into any closing agreement, settle or compromise any material Tax claim or assessment relating to Sellers, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Sellers, or take any similar action, if such election adoption, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the Tax liability of any of Sellers or decreasing any Tax attribute of any of Sellers (except to the extent that any such election , adoption, change, amendment, agreement, settlement, consent or other action or omission is required by Law);

(s) not amend or modify their articles of incorporation, bylaws or constitutive documents;

(t) not change its cash management practices in any material respect; or

(u) not (i) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

6.4 Notification of Certain Matters.

(a) Sellers shall give prompt notice to Purchaser of (i) the occurrence or nonoccurrence of any event that would be likely to cause any representation or warranty of Sellers contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder, or (iii) the receipt of any Acquisition Proposal and shall deliver all written Acquisition Proposals to Purchaser as soon as practicable upon receipt thereof. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.4(a) shall not (x) be deemed to amend or supplement any of the Schedules contemplated hereby, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Sellers shall add Purchaser, and Purchaser’s counsel, to Sellers’ so-called “Rule 2002 notice list” and otherwise provide notice to Purchaser of all matters that are required to be served on Sellers’ creditors pursuant to the Bankruptcy Code and Rules.

6.5 Commercially Reasonable Efforts; Further Assurances.

(a) Sellers will use commercially reasonable efforts to obtain (i) the entry of the Bidding Procedures Order on the Bankruptcy Court’s docket within ten (10) days of the Petition Date (but in no event later than the fifteenth (15th) day after the Petition Date) and (ii) the entry of the Sale Order on the Bankruptcy Court’s docket within forty (40) days of the Petition Date (but in no event later than the forty-fifth (45th) day after the Petition Date).

(b) Sellers shall execute such documents and use their commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including to put Purchaser in actual possession and operating control of the Acquired Assets, to effectuate, record or perfect the transfer of the Acquired Assets to Purchaser, to confirm the title of the Acquired Assets in Purchaser, to assist Purchaser in exercising rights relating thereto, to obtain all consents, approvals and authorizations of third parties, to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby, and to obtain landlords’ estoppels and landlords’ lenders’ waivers). Sellers shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII of this Agreement.

6.6 Bankruptcy Actions.

(a) As soon as practicable after the date hereof (and in no event later than 5:00 pm (Central time) on the second business day after the date hereof), Sellers shall make all filings necessary to initiate the Chapter 11 Cases in the Bankruptcy Court, and serve notice thereof on interested parties as required by the Bankruptcy Code and Rules.

(i) Contemporaneous with commencing the Chapter 11 Cases, Sellers or an Affiliate of Sellers shall file with the Bankruptcy Court a motion in form and substance acceptable to Sellers and Purchaser (the “Sale Motion”) seeking, among other things, entry of the Bidding Procedures Order, the Sale Order and the assumption of this Agreement.

(ii) Contemporaneous with filing the Sale Motion, Sellers shall: (A) file a motion to shorten time of notice of the Sale Motion (the “Motion to Shorten Time”), and (B) provide, in form and substance acceptable to Purchaser, notice of hearing on the entry of the Bidding Procedures Order pursuant to the Sale Motion and the Motion to Shorten Time as required by the Bankruptcy Code, the Rules and applicable local bankruptcy rules to all parties to Assumed Executory Contracts, all taxing, environmental and other governmental authorities and agencies in each jurisdiction applicable to Sellers, all Persons asserting liens on the Acquired Assets, all potential bidders for the Acquired Assets identified by Sellers and to all other parties entitled to receive notice under the Bankruptcy Code, the Rules and applicable local bankruptcy rules (collectively, the “Notice Parties”).

(iii) Within five business days after commencing the Chapter 11 Cases, Sellers or an Affiliate of Sellers shall file with the Bankruptcy Court a motion seeking entry of the Assumption and Assignment Order.

(iv) Immediately after the Bankruptcy Court enters the Bidding Procedures order, or at such earlier time as Sellers shall determine (after notifying Purchaser), Sellers shall serve notice on the Notice Parties disclosing the salient terms of this Agreement, the Bidding Procedures Order, the Expense Reimbursement, Purchaser’s identity and the transactions contemplated by this Agreement (the “Sale Hearing Notice”); provided, that the Sale Hearing Notice shall be in form and substance acceptable to Purchaser.

(b) Prior to filing with the Bankruptcy Court, Sellers shall provide Purchaser with a reasonable opportunity to comment on all pleadings filed by Sellers with the Bankruptcy Court in connection with the commencement of the Chapter 11 Cases, DIP Financing, the Sale Motion, the Motion to Shorten Time and any other pleadings associated with this Agreement and the transactions contemplated hereby or any other transaction(s) associated with the Acquired Assets, and each such pleading shall be acceptable to Purchaser.

6.7 Assignment of Contracts.

(a) Sellers and Purchaser shall use commercially reasonable efforts to have included in the Assignment and Assumption Order an authorization for Sellers to assume the Assumed Contracts and the Assumed Leases and assign to Purchaser all Assumed Contracts and Assumed Leases. In cases in which Sellers and Purchaser are unable to establish in good faith that a default exists, the relevant cure amount shall be set at $0.00.

(b) Subject to Section 2.1(b), Sellers shall, at Purchaser’s written direction (i) at any time prior to the eleventh (11th) day prior to the Sale Hearing, add any Contracts to Schedule 2.1(a)(v) or (ii) at any time prior to the Sale Hearing, remove Assumed Executory Contracts from Schedule 2.1(a)(v).

(c) Purchaser shall be exclusively responsible for any Assumed Liabilities under all such Assumed Contracts and Assumed Leases, after Seller’s cure of all applicable monetary defaults in accordance with Section 2.6.

6.8 Cure of Defaults. Sellers shall, at or prior to the Closing, cure any and all monetary defaults under the Assumed Contracts and Assumed Leases, which defaults are required to be cured under the Bankruptcy Code in the amounts set forth in Schedule 2.6, respectively, so that such Assumed Contracts and Assumed Leases may be assumed by Sellers and assigned to Purchaser in accordance with the provisions of section 365 of the Bankruptcy Code.

6.9 Subject to Entry of Sale Order. This Agreement, and Sellers’ and Purchaser’s obligations hereunder, are subject to entry of the Sale Order or the Assignment and Assumption Order by the Bankruptcy Court and the consideration by Sellers of higher or better competing bids pursuant to the Bidding Procedures Order and Section 8.2.

6.10 Exclusivity; No Solicitation of Transactions. Sellers jointly and severally represent that, other than the transactions contemplated by this Agreement, no Seller is a party to or bound by any agreement with respect to a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the Business or the Acquired Assets. As consideration for substantial expenditures of time, effort and expense undertaken and continuing by Purchaser in connection with the completion of its due diligence review of the business and the preparation, negotiation, and execution of this Agreement, Sellers acknowledge and agree that (a) Purchaser shall be the stalking horse bidder at the Auction, (b) Sellers agree that no Person other than Purchaser shall be the stalking horse bidder at the Auction and Sellers shall not participate in any negotiations for the purpose of naming any person other than Purchaser as the stalking horse bidder in the Auction, and (c) Sellers shall actively oppose any effort by any other

Person to be the stalking horse bidder; provided, that consistent with their fiduciary duties to elicit the highest and best offer for the Acquired Assets and to conduct the Auction, Sellers may solicit, encourage and negotiate higher or better offers for the Acquired Assets under the terms of the Bidding Procedures Order.

6.11 Taxes.

(a) On or prior to the Closing (or after the Closing when due and payable to the extent such Taxes are due and payable after the Closing), Sellers shall pay all sales taxes, use taxes, payroll taxes, and Taxes which will be owed by Sellers and attributable to periods prior to the Closing.

(b) Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges due and which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Obligations under this Agreement or the transactions contemplated herein shall be borne and timely paid by Sellers, and Sellers shall prepare and timely file all Tax Returns required to be filed in connection with such payments.

(c) All real property, personal property, ad valorem or other similar Taxes with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Buyer, on the one hand, and Sellers, on the other hand, based on the number of days included in such taxable period through and including the Closing Date and the number of days included in such period after the Closing Date. To the extent that any portion of a Tax required to be pro-rated under this Section 6.11(c) is paid or required by law to be paid after the Closing Date but is required by the foregoing sentence to be borne by another party hereto, such other party shall pay or reimburse the party paying such Tax for the proper portion of the Tax required to be so borne upon notice from the Tax-paying party of the amount of such Tax required to be paid or reimbursed. Each party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Taxes subject to this Section 6.11(c) which are required by applicable law to be filed by such party, and shall pay to the relevant Governmental Authority all such Taxes required to be paid by such party (subject to such reimbursement as provided for herein).

ARTICLE VII

COVENANTS OF PURCHASER

7.1 Assumed Obligations. Subsequent to the Closing, Purchaser agrees to be responsible for the payment and performance of the Assumed Obligations and shall indemnify and hold Sellers harmless with respect to the Assumed Obligations, including any loss, Liability, cost or expense (including legal fees, expenses and court costs) arising out of or in connection with, or otherwise relating to, the Assumed Obligations.

7.2 Further Assurances. Purchaser shall execute such documents and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article IX.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement are subject to satisfaction of the following conditions precedent on or before the Closing Date (which conditions may, in the sole discretion of Purchaser, be waived by Purchaser in writing).

8.1 Warranties True as of Both Present Date and Closing Date; Covenants.

(a) Each of the representations and warranties of Sellers (without regard to materiality, Material Adverse Effect, or similar qualifiers) shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of that date) with the same force and effect as though made on and as of the Closing Date.

(b) Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

8.2 Bankruptcy Condition.

(a) The Bidding Procedures Order shall have been entered on the docket by the Clerk of the Bankruptcy Court no later than the fifteenth (15th) day after the Petition Date. The Sale Order and Assignment and Assumption Order shall have been entered on the docket by the clerk of the Bankruptcy Court as soon as practicable and no later than the forty-fifth (45th) day following the Petition Date and shall have become a Final Order.

(b) The Sale Order and Assignment and Assumption Order shall approve and authorize the assumption and assignment of the Assumed Executory Contracts and the Assumed Executory Contracts shall have been actually assumed and assigned to Purchaser such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and enjoined from asserting against Purchaser, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.

(c) The Bidding Procedures Order shall, in addition to being substantially in the form of Exhibit A, or otherwise acceptable to Purchaser, provide, among other things, that:

(i) upon the first to occur of (A) the date any Seller consummates the sale, transfer or other disposition of the Acquired Assets pursuant to an Acquisition Proposal or otherwise, (B) the date that any Seller files a chapter 11 plan contemplating the sale or retention of the Acquired Assets by Sellers in any manner inconsistent with the terms of this Agreement, (C) the termination of this Agreement for reasons other than a breach by Purchaser, or (D) the date any Seller consummates a plan under the Bankruptcy Code which is inconsistent with Purchaser acquiring the Acquired Assets, Sellers shall immediately pay (in cash) to Purchaser, the Inventory Financing and an expense reimbursement of $400,000 (the “Expense Reimbursement”) with Sellers being jointly and severally liable for such payment, which shall constitute compensation for all reasonable out of pocket expenses, including the reasonable fees and expenses of its attorneys, accountants and other advisors, all costs and expenses incident to travel expenses, telephone, and delivery charges; and

(ii) Sellers are authorized without further Bankruptcy Court action to pay any amounts that become due and payable to Purchaser pursuant to this Agreement (including the Expense Reimbursement), and such amounts (including the Expense Reimbursement) owed to Purchaser pursuant to this Agreement shall: (x) constitute an allowed administrative expense of the Sellers under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, respectively; and (y) have priority over any and all claims of holders of existing liens on proceeds payable in connection with the consummation of any transaction contemplated by an Acquisition Proposal or the Acquired Assets, as the case may be.

(d) Notwithstanding Sections 8.2(a) and 10.1, nothing in this Agreement shall preclude Purchaser or Sellers from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the Sale Order or any other Order shall have become Final Orders. No notice of such waiver of this or any other condition to Closing need be given except to Arrow; it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of Final Orders.

8.3 Material Adverse Change. There shall not have occurred a Material Adverse Change since the date of this Agreement.

8.4 Cure Costs. Sellers shall have paid all cure obligations (pursuant to section 365 of the Bankruptcy Code) with respect to the Assumed Executory Contracts.

8.5 Financial Statements. Sellers shall have delivered to Purchaser copies of Sellers’ interim monthly and year-to-date financial statements (including unaudited financial statements for the fiscal year ended on August 25, 2008 which reflect normal year-end audit adjustments in accordance with GAAP) pursuant to Section 6.2 and Purchaser shall have been reasonably satisfied in all respects with such financial statements.

8.6 Litigation. No Proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Law or Order.

8.7 DIP Financing. Sellers shall have secured DIP Financing on terms and conditions satisfactory to Purchaser.

8.8 Key Customers. No Seller shall have received any indication from any of its top 7 customers or group accounts (based on sales volume for the twelve-month period ending July 25, 2008) to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from any Seller or Keystone or its Affiliates.

8.9 Pay-off Letters. Purchaser shall have received a fully executed pay-off letter and UCC-3 termination statements and other terminations, payoffs and releases of all Liens on all Acquired Assets (including the Acquired Vehicles), and evidence of the complete satisfaction of all outstanding Indebtedness of the Sellers with respect to the Acquired Vehicles (including Indebtedness owed to each of First State Bank, Ford Motor Credit and GMAC with respect to the Acquired Vehicles).

8.10 Closing Deliveries. Sellers shall have delivered to Purchaser (i) a certificate signed by each Seller, dated the date of the Closing Date (in form and substance reasonably satisfactory to Purchaser), certifying that the conditions specified in Sections 8.1 through 8.3 have been satisfied as of the Closing; (ii) copies of all third-party approvals and governmental approvals required by Section 6.1; (iii) certified copies of the resolutions of the each Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) all of the closing deliveries set forth in Section 10.2; and (v) such other documents or instruments as are required to be delivered by any Seller at the Closing pursuant to the terms hereof or that Purchaser reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

9.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all material respects) with the same force and effect as though made by Purchaser on and as of the Closing Date. Purchaser shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

9.2 Bankruptcy Court Approval. Subject to Section 8.2(d), the Bankruptcy Court shall have entered the Sale Order, Assignment and Assumption Order and Bidding Procedures Order.

9.3 Litigation. No Proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or involving a claim that consummation thereof would result in the violation of any Law or Order.

9.4 Closing Deliveries. Purchaser shall have delivered to Sellers (i) a certificate signed by Purchaser, dated the date of the Closing (in form and substance reasonably satisfactory to Sellers) certifying that the conditions specified in Section 9.1 above have been satisfied as of the Closing and (ii) all of the closing deliveries set forth in Section 10.3.

ARTICLE X

CLOSING

10.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) will take place at the offices of Shook, Hardy & Bacon LLP, 2555 Grand Boulevard, Kansas City, Missouri 64108 at 10:00 A.M. Eastern Standard Time on the first Wednesday following the date on which the conditions set forth in Article VIII and Article IX have been satisfied or waived, or on such other date or place as Purchaser and Arrow may determine (the “Closing Date”); provided, that if the first Wednesday is less than two (2) business days following the date on which the conditions set forth in Article VIII and Article IX have been satisfied or waived, then the Closing Date shall be the second Wednesday following the date on which the conditions set forth in Article VIII and Article IX have been satisfied or waived, or on such other date or place as Purchaser and Arrow may determine.

10.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or procure delivery to Purchaser of:

(a) one or more bills of sale, substantially in the form attached hereto as Exhibit C, conveying in the aggregate all of the owned personal property of Sellers included in the Acquired Assets, duly executed by Sellers;

(b) evidence satisfactory to Purchaser that all Seller Intellectual Property has been assigned and transferred to Purchaser in accordance with this Agreement;

(c) an affidavit from each Seller, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code certifying under penalties of perjury that such Seller is not a foreign person pursuant to section 1445(b)(2) of the Code;

(d) an assignment and assumption agreement for the Assumed Facility Lease, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption of Lease”), duly executed by the relevant Seller and BCGG LLC, on terms and conditions satisfactory to Purchaser;

(e) with respect to the Kansas City Facility and the Dallas Facility, any landlord estoppel letters and subordination, non-disturbance and attornment agreements from landlord’s lenders, landlord lien waivers, collateral access agreements and landlord consents to leasehold mortgages or collateral assignments of leases, if reasonably required by Purchaser’s lender in form and substance reasonably satisfactory to Purchaser’s lender;

(f) certificates of title and title transfer documents to all titled motor vehicles included in the Acquired Assets (including the Acquired Vehicles);

(g) all the Customer Records, and any data related to the Acquired Assets (other than records relating solely to the collection of accounts and notes receivable);

(h) a duly executed transition services agreement, substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”) that provides for the operation of the Facilities by Purchaser or its Affiliates for a three-month period following the Closing that are located in Dallas, Texas (the “Dallas Facility”), Tulsa, Okalahoma, St. Paul, Minnesota, Houston, Texas, and Nashville, Tennessee, on terms and conditions satisfactory to Purchaser;

(i) a duly executed non competition agreement between Owner, Sellers and Keystone, substantially in the form attached hereto as Exhibit F (the “Non Competition Agreement”), on terms and conditions satisfactory to Purchaser;

(j) such other instruments, in form and substance, reasonably satisfactory to Purchaser, as are necessary to vest in Purchaser good and marketable title in and to the Acquired Assets in accordance with the provisions hereof; and

(k) a certified copy of the Sale Order.

10.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver to Sellers (A) the Assignment and Assumption of Lease duly executed by Purchaser, (B) the Transition Services Agreement duly executed by Purchaser; (C) the Non Competition Agreement duly executed by Keystone and (D) an amount in cash equal to the Estimated Purchase Price, less the Escrow Deposit Amount.

ARTICLE XI

TERMINATION; TERMINATION PAYMENT

11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written agreement of Purchaser and Arrow;

(b) by either Purchaser or Arrow if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(c) by either Purchaser or Arrow (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other party, which breach is not cured within ten days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

(d) by Purchaser (provided, that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one or more conditions set forth in Article VIII (including Section 8.2(a)) has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied);

(e) by Purchaser if any Seller (i) seeks or supports Bankruptcy Court approval of an Acquisition Proposal (other than to or by Purchaser) or (ii) executes and delivers an agreement or understanding of any kind with respect to an Acquisition Proposal;

(f) by Purchaser or Arrow if the Bankruptcy Court enters an order approving any Acquisition Proposal (other than the sale of the Business and the Acquired Assets to Purchaser), subject to the Bidding Procedures Order;

(g) by Purchaser on any day on or after the fifty-fifth (55th) day following the date hereof if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Purchaser and Arrow in writing), unless the Closing has not occurred due to a material failure of Purchaser to perform or observe its agreement as set forth in this Agreement required to be performed or observed by it on or before the Closing Date;

(h) by Purchaser if the Sale Order fails to contain a finding under Section 363(m) of the Bankruptcy Code or authorize the sale free and clear of Liens pursuant to Section 363(f) of the Bankruptcy Code;

(i) by Purchaser if Sellers do not obtain DIP Financing reasonably satisfactory to Purchaser within thirty (30) days following the Petition Date or if there is any “Event of Default” (as defined under any agreement governing the DIP Financing) under the DIP Financing; and

(j) by Arrow on any day on or after the one-hundred-twentieth (120th) day following the date hereof if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Purchaser and Arrow in writing), unless the Closing has not occurred due to a material failure of any Seller to perform or observe its agreement as set forth in this Agreement required to be performed or observed by it on or before the Closing Date.

11.2 Payment of Amounts Owed to Purchaser.

(a) Payment of the Expense Reimbursement shall be as set forth in the Bidding Procedures Order.

(b) Sellers’ obligation to pay the Expense Reimbursement, the Inventory Financing and any other amounts due under this Agreement pursuant to this Section 11.2 shall survive termination of this Agreement and shall be subject to Section 8.2(c)(ii) hereof.

11.3 Effect of Termination or Breach. If the transactions contemplated hereby are not consummated (a) this Agreement shall become null and void and of no further force and effect, except (i) for this Section 11.3, (ii) for the provisions of Sections 11.2, 13.1, 13.7, 13.8, 13.9, 13.10, and 13.12, and (iii) that the termination of this Agreement for any reason shall not relieve any party hereto from any Liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination; (b) the payment of the Expense Reimbursement shall be the sole and exclusive remedy (as liquidated damages) of Purchaser; (c) in the event this Agreement is terminated by Arrow pursuant to Section 11.1(c), the receipt by Sellers of the Escrow Deposit

Amount shall be Sellers’ sole and exclusive remedy (as liquidated damages), which amount may only be disbursed to Sellers upon an Order of the Bankruptcy Court, if the Chapter 11 Cases have been commenced; provided, that, for purposes of clarity, this Section 11.3 shall not limit or affect Sellers’ remedies under the Confidentiality Agreement, if any; and (d) if this Agreement is terminated for any reason other than the termination of this Agreement by Arrow pursuant to Section 11.1(c), Sellers shall not be entitled to any damages, losses, or payment from Purchaser in connection with this Agreement, Purchaser shall have no further obligation or Liability of any kind to Sellers, any of their Affiliates, or any Third Party on account of this Agreement, Sellers shall promptly instruct the Escrow Agent to return to Purchaser the Escrow Funds, and the Escrow Agent shall immediately upon such instruction return to Purchaser the Escrow Funds.

ARTICLE XII

ADDITIONAL POST-CLOSING COVENANTS

12.1 Employees.

(a) Immediately following the Closing, all employees of the Seller may apply for employment with Purchaser. Sellers recognize that Purchaser may make offers of employment to certain employees of Sellers, on terms and conditions of employment that may be different from those provided by Sellers, and that it is uncertain how many employees of Sellers will be made offers or accept employment with Purchaser. The number of offers of employment made by Purchaser, and the terms and conditions of such offers, shall be determined by Purchaser in its sole discretion and in accordance with applicable law. Sellers shall be responsible for any and all wages, bonuses, commissions, employee benefits, retention or stay bonus arrangements, severance, and other compensation (including all obligations under any Employee Benefit Plans) due to the employees of Sellers arising out of their employment with Sellers prior to and as of the Closing.

(b) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Transferred Employees at any time, with or without notice, or restrict Purchaser, in the exercise of its business judgment in modifying any of the terms or conditions of employment of the Transferred Employees after the Closing.

12.2 WARN Act. In respect of notices and payments relating to events occurring on or prior to the first anniversary of the Closing Date, Sellers shall be jointly and severally responsible for and assume all Liability for (and Sellers shall jointly and severally indemnify and hold Purchaser harmless from and against) any and all notices, payments, fines or assessments due to any Person or Government Authority, pursuant to any applicable Law with respect to the employment, discharge or layoff of employees by Sellers as of or before the Closing, including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related foreign, state or local Law, (jointly, referred to throughout this Agreement as the “WARN Act”). Likewise, provided that on or before the Closing Date Sellers supply Buyer with a list of employee layoffs, by date and location, implemented by Sellers in the 90-day period preceding the Closing, in respect of notices and payments relating to events occurring after the Closing, Purchaser shall be responsible and assume all Liability for any and all notices, payments, fines or assessments due to any Person or Government Authority, pursuant to the WARN Act, with respect to the employment, discharge or layoff of employees employed by Purchaser after the Closing.

12.3 Joint Post-Closing Covenant of Purchaser and Sellers. Purchaser and Sellers jointly covenant and agree that, from and after the Closing Date, Purchaser and Sellers will each use commercially reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of any Seller or Purchaser for all periods prior to or including the Closing Date and (b) any audit of Purchaser and/or any audit of any Seller with respect to the sales, transfer and similar Taxes imposed by the laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Purchaser and Sellers further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. All costs and expenses incurred in connection with this Section 12.3 referred to herein shall be borne by the party who is subject to such action.

12.4 Receipt of Excluded Assets. Purchaser covenants and agrees that if Purchaser, after the Closing, receives proceeds (such proceeds, the “Excluded Proceeds”) with respect to any transaction arising out of (i) the collection of any accounts receivable relating to products sold by Sellers prior to Closing or (ii) any other Excluded Asset (in each case, as determined by Purchaser based on evidence reasonably satisfactory to Purchaser that demonstrates that such proceeds were intended for the benefit of Arrow), Purchaser shall pay the Excluded Proceeds with respect to such transaction, net of all out-of-pocket costs and expenses incurred by Purchaser with respect to such transaction and net of an administrative fee payable to Purchaser in an amount that is equal to $50.00 for each such transaction, to an account designated in writing by Seller to Purchaser within five (5) business days after such determination (it being understood that Purchaser shall have no duty or obligation to investigate whether any proceeds it receives constitute Excluded Proceeds).

12.5 Certain Consents. If a consent of a Third Party which is required in order to assign any Acquired Asset (or Claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of any Seller to convey its interest in question to Purchaser, Sellers will cooperate with Purchaser and use commercially reasonable efforts in any lawful arrangement to provide that Purchaser shall receive the interests of any Seller in the benefits of such Acquired Asset. If any such consent or waiver so required is not obtained before the Closing Date and the Closing is nevertheless consummated, each Seller agrees to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

12.6 Name Changes. Except to the extent (and only to the extent that the Owner is not involved in any manner in connection therewith at any time after 120 day following the Closing Date) reasonably necessary to collect any accounts or notes receivable or to pursue any rights, claims, or causes of action relating or pertaining to the collection of any accounts or notes receivable or any pending insurance and claims from and after the Closing (but in no event later than 120 days following the Closing Date), no Seller will, nor will it permit any of its respective Affiliates or authorize any Third Party to, use the trademarks and service marks “Arrow Speed” or “Streetside Auto”, or any other trademark or service mark included in the Acquired Assets, or any trademarks or service marks similar thereto or derived therefrom, in any manner (including as a company name or d/b/a, in any of its literature, sales materials or in connection with any products or services or otherwise). No later than 120 days following the Closing Date, each Seller shall take all necessary action to change its name and the names of any Affiliates of Sellers to a name bearing no similarity to the names “Arrow Speed Warehouse, Inc.” or “Streetside Auto LLC”.

12.7 Tax Matters. Purchaser shall, within the later of (i) 120 days after the Closing Date, (ii) 30 days prior to the date by which Sellers’ federal income Tax Returns must be filed, or (iii) ten (10) business days after there has been a final determination of the Purchase Price pursuant to Section 3.1(b), prepare and deliver to Sellers a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the purchase price) among the respective Sellers and the Acquired Assets (such schedule, the “Allocation”). Purchaser and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority or any other proceeding). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, the parties shall retain the Accounting Firm to resolve such dispute. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 12.7 shall survive the Closing without limitation.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses.

(a) Except as otherwise provided for herein, each party hereto shall bear its own costs and expenses, including attorneys’ fees, with respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

13.2 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument signed by Arrow (on behalf of itself and Sellers) and Purchaser.

13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy, e-mail, or other wire transmission (with answer back confirmation of such transmission), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

To Sellers:	Arrow Speed Warehouse, Inc.
686 S. Adams St.
Kansas City, Kansas 66105
	Attn:	Ronald L. Coppaken
	Fax:	(913) 321-4864

with copy to:	Shook, Hardy & Bacon LLP
2555 Grand Blvd.
Kansas City, Missouri 64108
	Attn:	Justin J. Johl
	Fax:	(816) 421-5547

To Purchaser, to:	Arrow Speed Acquisition Corp.
c/o Keystone Automotive Operations, Inc.
44 Tunkhannock Avenue
Exeter, PA 18643
	Attn:	Ed Orzetti
	Fax:	(570) 655-8203

with a copy to (which shall not constitute notice to Purchaser):

Bain Capital NY, LLC
745 Fifth Avenue
New York, NY 10151
	Attn:	Seth Meisel
	Fax:	(212) 421-2225

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
	Attn:	Eunu Chun
	Fax:	(212) 446-6460

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

13.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by Arrow, in the case of a waiver by any Seller, or Purchaser, in the case of any waiver by Purchaser, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

13.5 Counterparts and Execution. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

13.6 Headings. The headings preceding the text of the Articles and Sections of this Agreement and the Exhibits and the Schedules are for convenience only and shall not be deemed part of this Agreement.

13.7 SUBMISSION TO JURISDICTION. THE PARTIES HEREBY AGREE THAT, IF SELLERS HAVE COMMENCED THE CHAPTER 11 CASE, ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT. IF, HOWEVER, SELLERS HAVE NOT COMMENCED THE CHAPTER 11 CASE, ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED IN ANY COURT OF COMPETENT JURISDICTION HAVING SITUS WITHIN THE STATE OF KANSAS, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT.

13.8 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, this Agreement shall be governed by and construed in accordance with the laws of the State of Kansas (regardless of the laws that might otherwise govern under applicable Kansas principles of conflicts of law) as to all matters, including matters of validity, construction, effect, performance and remedies.

13.9 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (which shall not be unreasonably withheld or delayed), except (i) that Purchaser may assign any of its rights and obligations hereunder to any Affiliate or Subsidiary of Purchaser (whether wholly owned or otherwise) or to its lender and, following the Closing, in whole or in part to any successor-in-interest to any Person acquiring all or any portion of the Acquired Assets; (ii) the rights and interests of Sellers hereunder may be assigned to a trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code; (iii) this Agreement may be assigned to any entity appointed as a successor to Sellers pursuant to a confirmed Chapter 11 plan; and (iv) as otherwise provided in this Agreement. Sellers hereby agree that Purchaser may grant a security interest in its rights and interests hereunder to its lenders, and Sellers will sign a consent with respect thereto if so requested by Purchaser or its lender, and that the terms of this Agreement shall be binding upon any subsequent trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code.

13.10 No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is solely for the benefit of the parties hereto and nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and permitted assigns, any rights, remedies, obligations, Claims, or causes of action under or by reason of this Agreement.

13.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and Regulations promulgated thereunder, unless the context requires otherwise.

13.12 Public Announcements. Except as required by law or in connection with the Chapter 11 Cases, neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned. Prior to making any public disclosure required by applicable law, the disclosing parties shall give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.

13.13 Entire Understanding. This Agreement, the Exhibits and the Schedules set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and the Agreement, the Exhibits and the Schedules supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder.

13.14 Closing Actions. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

13.15 Conflict between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement or document referred to herein, this Agreement shall govern and control.

13.16 Confidentiality Agreement. Notwithstanding anything contained to the contrary in the Confidentiality Agreement, the Sellers acknowledge and agree that the Confidentiality Agreement shall terminate in all respects and shall be of no further force or effect as of the Closing Date; provided, that Section 7 of the Confidentiality Agreement is hereby terminated in all respects and shall be of no further force or effect as of the date hereof. Any and all disputes arising out of the Confidentiality Agreement shall be governed by the terms and conditions contained therein.

13.17 Survival. None of the representations and warranties of Sellers and Purchaser contained in this Agreement or in any instrument delivered in connection herewith shall survive the Closing. All of Sellers’ covenants set forth in this Article VI and under Article XII shall survive the Closing. All of Purchaser’s covenants set forth in this Article VII and under Article XII shall survive the Closing.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.

PURCHASER:

ARROW SPEED ACQUISITION CORP.

By:	/s/ Edward Orzetti
Name:	Edward Orzetti
Its:	President

SELLERS:

ARROW SPEED WAREHOUSE, INC.

By:	/s/ Ronald L. Coppaken
Name:	Ronald L. Coppaken
Title:	President

BCGG REAL ESTATE COMPANY LLP

By:	/s/ Ronald L. Coppaken
Name:	Ronald L. Coppaken
Title:

STREETSIDE AUTO, LLC

By:	/s/ Ronald L. Coppaken
Name:	Ronald L. Coppaken
Title:	President

SOLELY FOR PURPOSES OF SECTION 3.3:

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

By:	/s/ Edward Orzetti
Name:	Edward Orzetti
Its:	President